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                            JWGENESIS FINANCIAL CORP.
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                (Name of Registrant as Specified in Its Charter)


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
(BW)(FL-JWGENESIS/FIRST-UNION)(JWG)(FTU) First Union Corporation and JWGenesis Financial Corp. Sign Definitive Acquisition Agreement

Business Editors

     RICHMOND, Va.--(BUSINESS WIRE)--Sept. 1, 2000--First Union Corporation (NYSE:FTU) and JWGenesis Financial Corp. (AMEX:JWG) announced today the signing of a definitive agreement under which First Union will acquire JWGenesis, a publicly traded company whose broker dealer subsidiaries provide securities brokerage and investment services to clients nationwide. JWGenesis is based in Boca Raton, Florida and has approximately 500 registered representatives, including a significant presence in the independent brokerage business through its offices in 34 states.

     Under terms of the transaction, First Union will pay in cash between $10 and $12 per JWGenesis share, equating to approximately $90 million to $110 million, to acquire the firm, depending on the level of broker production retained. The acquisition is subject to approval of JWGenesis shareholders, and the satisfaction of regulatory and other closing conditions. First Union said that upon completion of the transaction, expected in January 2001, JWGenesis would be operated within its First Union Securities Brokerage Group as a separate NASD-member broker-dealer.

     JWGenesis also announced that before being acquired by First Union, it intends to distribute to its shareholders its ownership interest MVP.com, Inc., the Internet's premier online source for outdoor and sporting goods merchandise and insight. This distribution is expected to result in taxable income to the JWGenesis shareholders of approximately $0.67 per share. The record date for distribution is currently scheduled for late September and the payment date for late October, subject to regulatory requirements. While JWGenesis expects to distribute the majority of its interest in MVP.com, up to 30% may be retained and used for corporate purposes, including for issuance to holders of JWGenesis options and warrants.

     The acquisition of JWGenesis provides First Union Securities with a foothold in the independent brokerage field, complementing the firm's existing service channels which include 365 full service brokerage offices in 43 states, 2400 branches of First Union National Bank and the Internet. The transaction positions First Union Securities to participate in one of the financial services industry's fastest growing fields, said Daniel J. Ludeman, president and chief executive officer of First Union Securities Brokerage Group. He noted that over the last six years, the number of independent representatives has been rising at nearly twice the rate of those associated with large wirehouses.

     "The acquisition of JWGenesis reflects our determination and capacity to offer financial advisors a variety of ways to work with or for First Union Securities so they can select the one best suited to their needs," Mr. Ludeman said. Unlike brokers affiliated with other First Union Securities units, independent representatives are self-employed and bear the cost of operating an independent business, Mr. Ludeman explained. "For these brokers, affiliation with us will provide the benefit of First Union Securities' national scope, name recognition and product capabilities as they continue to enjoy the autonomy and self-sufficiency they prefer."

     On a fully diluted earnings per share basis, the transaction is expected to be approximately break even in 2001 and accretive thereafter to First Union shareholders. In line with First Union Corporation's June 26, 2000 announcement of a strategic realignment, this acquisition supports the growth of First Union's retail brokerage arm, part of the Capital Management Group, which has been identified as a core business line for First Union. The Capital Management Group comprises a number of business lines focused on asset management and investment services. Along with retail brokerage, these include mutual funds, insurance, annuities, retirement and estate planning and personal trust services as well as 401(k) and institutional advisory services.

     Marshall T. Leeds, Chairman and Chief Executive Officer of JWGenesis, stated: "We are excited and pleased with the opportunity to become part of the First Union family. For our shareholders, employees, financial advisors and clients, this is a historic opportunity. The resources of First Union, the variety of products and services they offer and their commitment to the highest standards of quality and service will elevate us to a level far above that of our competitors. We believe that this transaction, combined with our proposed dividend of our interest in MVP.com, greatly serves the best interest of our shareholders."

     JWGenesis expects the distribution to be in the form of membership interests in a special purpose limited liability company being formed to hold the MVP.com stock. These interests would not be listed for trading on any exchange or Nasdaq, and there will be other significant restrictions on their transferability. If MVP.com, Inc. engaged in a public offering, or otherwise approved a liquidating distribution by the LLC, the shares of MVP.com stock would be distributed directly to the holders of the LLC membership interests, or the shares would be sold and the resulting net proceeds so distributed.

     JWGenesis Financial Corp. provides a wide range of financial services to individuals, businesses and other brokerage firms through its wholly owned subsidiaries: JWGenesis Capital Markets, Inc., JWGenesis Securities, Inc., JWGenesis Financial Group, Inc. and JWGenesis Financial Services, Inc.

     The nation's 6th largest brokerage group, First Union Securities provides brokerage, asset management and capital markets services to individuals, institutions and corporations through nearly 7,000 registered representatives in more than 2,700 offices nationwide. First Union Securities is a trade name that includes the following two separate and distinct registered broker-dealers within First Union Corporation: First Union Securities, Inc., member NYSE/NASD/SIPC and First Union Brokerage Services, member NASD/SIPC.

     Capital Management Group (CMG) includes First Union's asset management and investment services, providing a full array of unique, integrated financial products and services to individual and institutional investors. CMG businesses include the sixth largest broker-dealer, largest bank annuity provider, fourth largest discretionary personal trust asset manager, and a top twenty mutual fund company. First Union Corporation (NYSE:FTU) is a leading provider of financial services to 15 million retail and corporate customers with $258 billion in assets and stockholders' equity of $14 billion at June 30, 2000.

     Certain statements in this release regarding the expected future business and prospects of First Union Corporation and JWGenesis Financial Corp. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties discussed in the 1999 Annual Report on Form 10-K of the companies.



    CONTACT:  First Union Securities, Richmond
              Tony Mattera, 804/787-6872
              or
              JWGenesis Financial Corp., Boca Raton, Fla.
              Margo Vuicich, 561/338-2721

    KEYWORD:  VIRGINIA FLORIDA
    INDUSTRY KEYWORD:  BANKING MERGERS/ACQ